Exhibit 5.1
May 5, 2016

Alliant Energy Corporation
4902 North Biltmore Lane
Madison, Wisconsin 53718

Re:	Amendment No. 1 to Registration Statement on Form S-8 of Shares of Common Stock, par value $.01 per share, of Alliant Energy Corporation
Ladies and Gentlemen:

We have acted as counsel to Alliant Energy Corporation, a Wisconsin corporation (the “Company”), in connection with the preparation of Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, Registration No. 333 -117654 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on July 26, 2004. The Registration Statement registered 1,600,000 shares of common stock of the Company, par value $.01 per share (the “Shares”), for issuance under the Company’s 401(k) Savings Plan (the “401(k) Plan”), together with attached common share purchase rights (the “Rights”) issuable by the Company pursuant to the Amended and Restated Rights Agreement (the “Rights Agreement”), dated as of December 11, 2008, between the Company and Wells Fargo Bank, National Association, as trustee, as amended from time to time.
On May 4, 2016, the Company effected a two-for-one split of the Company’s common stock (the “Stock Split”). The purpose of Post-Effective Amendment No. 1 is to proportionately increase the number of Shares and Rights covered by the Registration Statement as a result of the Stock Split and to reflect that, in accordance with Rule 416(a) of the Securities Act, the number of securities registered on the Registration Statement shall include such additional shares and common share purchase rights to be offered or issued from time to time in connection with stock splits, stock dividends or similar transactions (such additional securities, the “Additional Shares” and the “Additional Rights”).
We have examined the Post-Effective Amendment No. 1 to the Registration Statement and such documents and records of the Company as we have deemed necessary for the purposes of this opinion. In giving this opinion, we have assumed the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.
Our opinion set forth below is limited to the federal laws of the United States and the laws of the State of Wisconsin. Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.
Based upon and subject to the foregoing, we are of the opinion that:
1.    The Additional Shares, if and when issued by the Company as original issuance shares pursuant to the terms and conditions of the 401(k) Plan and as contemplated by the Post-Effective Amendment No. 1 to the Registration Statement, will be legally issued, fully paid and nonassessable.

2.    The Additional Rights, when the Additional Shares are issued in accordance with the terms and conditions of the 401(k) Plan and as contemplated by the Post-Effective Amendment No. 1 to the Registration Statement, will be legally issued.
Our opinion in paragraph 2 above:
(a)    does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Additional Rights at some future time based on the facts and circumstances existing at that time;
(b)    assumes that the members of the Board of Directors have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement; and
(c)    addresses the Additional Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Agreement or of the Additional Rights would result in invalidating such Additional Rights in their entirety.
We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment No. 1 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.
Very truly yours,
/s/ Perkins Coie LLP